Exhibit 99.1

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

FOR IMMEDIATE RELEASE
Contact:
MDC GROUP
Investor Relations:                                Media Relations:
David Castaneda                                    Susan Roush
262-377-2445                                            818-222-8330

RECOVERY ENERGY APPOINTS BRUCE WHITE TO ITS BOARD OF DIRECTORS

APRIL 25, 2012 – Denver, CO – Recovery Energy, Inc. (NASDAQ: RECV), an independent oil and gas exploration and production company with operations and assets in the Denver-Julesburg (DJ) Basin, announces the appointment to its Board of Directors of Bruce B. White, a seasoned executive with more than 25 years of oil industry experience in the Rocky Mountain region.

“Bruce’s reputation for innovation and years of exploration and production in the Rockies make him a natural and welcomed addition to Recovery Energy’s Board of Directors,” said Roger A. Parker, Chairman and CEO of Recovery Energy. “We look forward to Bruce’s contributions, as we continue to develop our DJ Basin leasehold.”

Mr. White is currently a Senior Vice President of High Sierra Water Services, LLC and has served in that capacity since the sale of Conquest Water Services, LLC in June 2011. Mr. White co-founded Conquest Water Services in 1993 and, along with his business partner, built the Company into a dominant DJ Basin service company. Mr. White has extensive and ongoing experience operating in the DJ Basin, including exploration, drilling, development and other well operations through Conquest Oil Company, which he founded in 1984 and continues to serve as President. Mr. White has previously served as Chairman of the University of Northern Colorado Foundation, and was also a founding member and president of the Denver Julesburg Petroleum Association, the predecessor to the Colorado Oil and Gas Association (COGA).

“I’m excited about the future of the oil and gas industry in the DJ Basin. I am pleased to help Recovery Energy's team achieve its business plan to fully leverage the Company's substantial and well-positioned DJ Basin holdings,” said Mr. White.

About Recovery Energy, Inc.

Recovery Energy, Inc. (RECV) is a Denver-based independent oil and gas exploration and production company focused on the Denver-Julesburg (DJ) Basin where it holds 140,000 gross, 130,000 net acres. Recovery Energy’s focus is to grow reserves and production through a combination of acquisitions and conventional and unconventional drilling activity, targeting the various hydrocarbon bearing formations that produce in the Denver-Julesburg Basin.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission (the "SEC"), including statements, without limitation, regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things the Company's: (1) proposed exploration and drilling operations, (2) expected production and revenue, and (3) estimates regarding the reserve potential of its properties. These statements are qualified by important factors that could cause the Company’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the Company’s ability to finance its the continued exploration and drilling operations, (2) positive confirmation of the reserves, production and operating expenses associated with the Company's properties; and (3) the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in the Company’s reports and registration statements filed with the SEC.